Exhibit 99.1
SOMAXON PROVIDES UPDATE ON NEW DRUG APPLICATION FOR
SILENOR® FOR THE TREATMENT OF INSOMNIA
Resubmission has been filed, with 2 month review cycle
SAN DIEGO, CA — January 21, 2010 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area, today provided an update on the status of its New Drug Application (NDA) for Silenor® (doxepin) for the treatment of insomnia.
Somaxon held a meeting with senior leadership at the U.S. Food and Drug Administration (FDA) on January 20, 2010 to discuss the issues raised by the FDA in the Complete Response Letter Somaxon received in December 2009 relating to the Silenor NDA. The only remaining efficacy issue was related to the robustness of sustained subjective sleep maintenance efficacy in non-elderly adults with primary insomnia. In the meeting, the FDA and the company discussed this issue, and the agency instructed Somaxon to resubmit the contents of its January 20, 2010 pre-meeting briefing package to the FDA. The agency acknowledged that this resubmission would be considered a complete response to the Complete Response Letter Somaxon received in December. The FDA also agreed that this would be considered a Class 1 resubmission with a two-month review cycle. No additional safety or efficacy data was required to be included in the resubmission, and the company filed the resubmission with the FDA on January 21, 2010. As a result, the company anticipates a decision from the FDA by March 21, 2010.
“We believe that the dialogue we had with the FDA was constructive,” said Richard W. Pascoe, Somaxon’s president and chief executive officer. “We intend to continue to work diligently with the FDA during the two-month review cycle toward a potential approval for Silenor.”
In the meeting the FDA also reiterated that a revised Risk Evaluation and Mitigation Strategy (REMS), including a Medication Guide to be distributed with the product, will be required.

About Silenor®
Silenor is a low-dose (3 mg, 6 mg) oral tablet formulation of doxepin hydrochloride that is patent protected for use in insomnia. Physicians have prescribed doxepin for more than 35 years for the treatment of depression and anxiety at dosages typically ranging from 75 mg to 300 mg per day. Based upon the controlled clinical trials of Silenor completed by Somaxon, the company believes that Silenor may be well tolerated by patients. In addition, the FDA has indicated that it will recommend that Silenor not be scheduled as a controlled substance.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the review process for the NDA for Silenor, the content of the NDA resubmission and the potential approval or commercialization of Silenor are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s interpretations of its communications and interactions with the FDA relating to the regulatory review process and requirements for approval of the NDA for Silenor, and the FDA’s agreement with such interpretations; Somaxon’s interpretation of the results of its clinical trials for Silenor, the timing of the interpretation of such results and the FDA’s agreement with such interpretation; the potential for Silenor to receive regulatory approval for one or more indications on a timely basis or at all; Somaxon’s ability to raise sufficient capital to meet FDA requirements and otherwise fund its operations, and to meet its obligations to parties with whom it contracts relating to financing activity, and the impact of any such financing activity on the level of Somaxon’s stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including the potential to be required to restructure the company or to be unable to continue as a going concern; the potential for the FDA to impose non-clinical, clinical or other requirements to be completed before or after regulatory approval of Silenor; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of Silenor is appropriate prior to the submission of the results of standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the timing and results of non-clinical studies for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; Somaxon’s ability to successfully commercialize Silenor, if it is approved by the FDA; the potential to enter into and the terms of any commercial partnership or other strategic transaction relating to Silenor; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether any approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for Silenor; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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Media Inquiries Michele Parisi Biocomm Network (925) 429-1850